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                                                                     Exhibit 99
                                  8

                                                             James H. Miller
                                                             President and CEO
                                                                   and
                                                             Jeffrey W. Church
                                                             Sr. Vice President
                                                             Finance and CFO
                                                             1-800-638-8093

FOR IMMEDIATE RELEASE
        STI ANNOUNCES AGREEMENT FOR SALE OF ESTATE STOCK

ROCKVILLE, Maryland, March 19, 1996--Survival Technology, Inc. (STI) (NASDAQ:STIQ) today announced that the Estate of Stanley J. Sarnoff, the late founder of the company, has entered into an agreement with Brunswick Biomedical Corporation (BBC), a privately held medical device company, for the purchase of the STI shares held by the Sarnoff estate. The Sarnoff estate currently holds approximately 61 percent of the company's outstanding stock. Closing is anticipated in the coming weeks.

The STI Board has approved the proposed transaction representing a culmination of a process which began two years ago when the Sarnoff estate indicated its desire to explore liquidation of its holdings. In connection with STI board approval, BBC has agreed to various measures designed to protect the interests of STI minority shareholders.

Brunswick Biomedical, which has had a close working relationship with STI for many years, said it plans to merge its administrative functions into STI, which will continue to operate as in the past, and thereafter seek a combination of the two companies.

Brunswick Biomedical develops, manufactures and markets products used in emergency medical services for cardiac patients.

STI is a technology-based health care company that designs, develops and produces automatic injectors, with a major focus on safe and convenient participation by the patient in injection therapy. The company also supplies customized drug delivery system design, pharmaceutical research and development, and GMP-approved sterile product manufacturing to pharmaceutical and biotechnology companies. The company's products and services are designed to improve the medical and economic value of drug therapy.


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